For Immediate Release	Press Release

Looksmart announces reverse stock split

San Francisco, California, November 6, 2013 - LookSmart, Ltd. today announced that LookSmart has determined to effect a 1-for-3 reverse stock split of its outstanding common stock, which is expected to become effective at 5:00 P.M. (Eastern Time) on November 5, 2013.

The common stock is expected to begin trading on a split adjusted basis when the market opens on November 6, 2013. The reverse stock split will not change the authorized number of shares of common stock or preferred stock of the Company or the par value of the common stock or preferred stock.

Stockholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Holders of share certificates will receive instructions from the Company's transfer agent regarding the process for exchanging their shares.

About LookSmart, Ltd.

LookSmart is a pioneer in online advertising. Founded in 1997, LookSmart has been connecting advertisers and agencies to high quality sources of inventory for performance marketing, and helps online publishers monetize their inventory through our award winning Ad Center platform. LookSmart's highly scalable technology processes billions of search queries on a daily basis, enabling marketers to bid in real-time across search and display inventory, and leverage intent data to get performance that meets aggressive campaign goals. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call (415) 348-7000.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including assumptions that may or may not be correct or accurate due to the inherent uncertainty of future events, the actions of third parties we cannot control or predict with certainty, and other factors that may cause us to change our plans.